UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 30, 2013

Date of Report (Date of earliest event reported)

LIGHTPATH TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27548	86-0708398
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2603 Challenger Tech Court, Suite 100

Orlando, Florida 32826

(Address of principal executive office, including zip code)

(407) 382-4003

(Registrant’s telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Reports is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 30, 2013, LightPath Technologies, Inc. (the “Company”) entered into a Loan and Security Agreement (the “LSA”) with Avidbank Corporate Finance, a division of Avidbank (“Lender”). Pursuant to the LSA, Lender will lend to the Company under a revolving credit facility an aggregate outstanding amount not to exceed the lesser of (i) One Million Dollars ($1,000,000) (the “Revolving Line”) or (ii) an amount equal to eighty percent (80%) of eligible accounts, as determined by Lender in accordance with the LSA. Amounts borrowed under the Revolving Line may be repaid and reborrowed at any time prior to September 30, 2014, at which time all amounts shall be immediately due and payable. The advances under the Revolving Line bear interest, on the outstanding daily balance, at a per annum rate equal to one percent (1%) above the Prime Rate. Interest payments are due and payable on the last business day of each month.

Pursuant to the LSA, Lender will also make equipment advances to the Company, each in a minimum amount of $100,000, and in an aggregate amount not to exceed One Million Dollars ($1,000,000). Equipment advances during any particular three month draw period are due and payable in thirty-six (36) equal monthly payments. All amounts due under outstanding equipment advances made during any particular draw period are due on the tenth (10th) day following the end of such draw period, and in any event, no later than September 30, 2017. The equipment advances bear interest, on the outstanding daily balance, at a per annum rate equal to one and half percent (1.5%) above the Prime Rate. Interest payments are due and payable on the tenth day day of each month so long as any equipment advance is outstanding.

The Company’s obligations under the LSA are secured by a first priority security interest (subject to permitted liens) in substantially all of the assets of the Company. In addition, the Company’s wholly-owned subsidiary, Geltech, Inc. (“Geltech”) has guaranteed the Company’s obligations under the LSA.

The LSA contains customary covenants, including, but not limited to: (i) a minimum quarterly quick ratio, which measures the Company’s ability to meet its short-term liabilities as a ratio of unrestricted cash and cash equivalents plus all accounts receivable to current liabilities; (ii) a minimum quarterly debt service coverage ratio; (iii) limitations on the disposition of property; (iv) limitations on changing the Company’s business or permitting a change in control; (v) limitations on additional indebtedness or encumbrances; (vi) restrictions on distributions; and (vii) limitations on certain investments.

Late payments are subject to a late fee equal to the lesser of five percent (5%) of the unpaid amount or the maximum amount permitted to be charged under applicable law. Amounts outstanding during an event of default accrue interest at a rate of five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the event of default. The LSA contains other customary provisions with respect to events of default, expense reimbursement, and confidentiality. The Company also entered into an Intellectual Property Security Agreement (the “IPSA”) with Lender with respect to the assignment of the Company’s patents and trademarks.

The foregoing description of the LSA does not purport to be complete and is qualified in its entirety by reference to the LSA, IPSA, and Guaranty copies of which are filed as Exhibit 10.1, Exhibit 10.2, and Exhibit 10.3 respectively, to this Form 8-K and are incorporated herein by reference. A copy of the press release announcing the loan and related transactions is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Exhibits

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed in its behalf by the undersigned, thereunto duly authorized.

LIGHTPATH TECHNOLOGIES, INC.

Dated: October 3, 2013	By:	/s/ Dorothy M. Cipolla
Dorothy M. Cipolla, Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Loan and Security Agreement dated September 30, 2013 by and between LightPath Technologies, Inc. and Avidbank Corporate Finance, a division of Avidbank

EX-10.2	Intellectual Property Security Agreement dated September 30, 2013 by and between LightPath Technologies, Inc. and Avidbank Corporate Finance, a division of Avidbank

EX-10.3	Unconditional Guaranty of Geltech, Inc.

EX-99.1	Press release dated October 3, 2013